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                                                                    EXHIBIT 3.61


                                                          Filed in the office
                                                          of Secretary of State
                                                          of West Virginia, this
                                                          date: ________________


                           ARTICLES OF INCORPORATION

                                      OF

                             NORTH PAGE COAL CORP.

The undersigned, acting as incorporator of a corporation under Section 27,
Article 1, Chapter 31 of the Code of West Virginia adopts the following Articles of Incorporation for such corporation, FILED IN DUPLICATE:
                                       ------------------

          I. The undersigned agrees to become a corporation by the name of NORTH PAGE COAL CORP.

          II. The address of the principal office of said corporation will be located at One PPG Place, in the City of Pittsburgh, in the County of Allegheny, and State of Pennsylvania 15222.

          The address of the principal place of business of said corporation will be located at Post office Box 90, in the City of Beckley, in the County of Raleigh, State of West Virginia 25801.

          III. The purpose or purposes for which this corporation is formed are as follows:

          To transact any or all lawful business for which corporations may be incorporated under the corporation laws of the State of West Virginia.

          A. The Corporation shall indemnify each member of the Board and each officer of the Corporation now or hereafter serving as such, who was, is or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative
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(including an action by, or in the right of, the Corporation), by reason of the fact that he is or was a Board member, officer, or agent of the Corporation or is or was serving at the request of the Corporation as a Board member, officer or agent of another corporation, partnership, joint venture, trust or other enterprise.

          B. Said indemnification shall be against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the aforementioned individuals in connection with such action, suit or proceeding, including any appeal thereof, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Corporation.

          C. No indemnification shall be made in respect to any claim, issue, or matter as to which such person shall have been adjudged in such action, suit or proceeding to be liable for gross negligence or wilful misconduct in the performance of his duties to the Corporation, except to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper. Indemnity with respect to any criminal action or proceeding will be provided only when the Board member or officer had no reasonable cause to believe his act was unlawful.

          D. The amount paid to any Board member, officer or agent of the Corporation by way of indemnification shall not exceed the actual, reasonable and necessary expenses incurred in
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connection with the matter involved.  The foregoing right of indemnification shall be in addition to but not exclusive of, any other right to which such Board member, or officer of the Corporation may otherwise be entitled by law.

          E. The Board of Directors of this Corporation may, from time to time, in its discretion, declare and pay cash dividends from any reserves for mineral depletion maintained by the Corporation. Such dividends must be identified as a distribution of such reserves, and at the time of distribution the amount per share being paid from such reserves must be disclosed to each shareholder receiving such dividends.

          IV. No shareholder or other person shall have any preemptive right whatsoever.

          V. Provisions for the regulation of the internal affairs of the corporation are: None.

          VI. The amount of the total authorized capital stock of said corporation shall be Twenty Thousand Dollars ($20,000.00), which shall be divided into Twenty Thousand (20,000) shares of the par value of One Dollar ($1.00) each.

          VII.  The full name and address of the incorporator is:

NAME                                ADDRESS
----                                -------
David Allen Barnette                P.O. Box 553
                                    Charleston, WV  25322

          VIII. The existence of this corporation is to be perpetual.

          IX.   No person to whom notice or process may be sent has been
designated.
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          X.  The number of directors constituting the initial board of directors of the corporation is one and the name and address of the person who shall serve as director until the first annual meeting of shareholders or until his successor is elected and shall qualify is:

NAME                                ADDRESS
----                                -------

John W. Hancock                     One PPG Place
                                    Pittsburgh, PA  15222

          THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of West Virginia, does make and file this Articles of Incorporation, and I have accordingly hereto set my hand this 3rd day of March, 1986.

                                    /s/ David Allen Barnette
                                    -------------------------------
                                        David Allen Barnette


Articles of Incorporation prepared by:

David Allen Barnette
JACKSON, KELLY, HOLT & O'FARRELL
1600 Laidley Tower
P.O. Box 553
Charleston, West Virginia  25322